Exhibit 99.2

From:                      QUEENCO LEISURE INTERNATIONAL LTD. (THE “COMPANY”)

To:	The Registered Holders of ordinary shares (“Shares”), nominal value NIS 1.00 each of the Company

Date:	12 July, 2013

Re:  Rights Offering

Ladies and Gentlemen:

This notice is being sent today to registered holders of Shares in connection with a rights offering of up to 488,408,824 Shares (the "New Shares") being conducted by the Company (the "Rights Offering").

Each registered holder of Shares as of 5:00 p.m. (Tel-Aviv time) on 11 July, 2013 ("Record Shareholder" and "Share Record Date”, respectively) will have rights to subscribe for the New Shares. These rights are called “Share Rights.” The Share Rights are not transferable.

 8 New Shares will be offered for every 10 Shares held by Record Shareholders on the Share Record Date.

The subscription price for each New Share will be EUR 0.012 ("Share Subscription Price"). Record Shareholders wishing to subscribe must pay the Share Subscription Price for all New Shares sought to be subscribed by them, all by the end of the Last Subscription Time, as defined below. Payment shall be made at the Company's bank account, details of which are provided in the Subscription Card, as defined below.

The New Shares will not be listed on the Official List of the UK Financial Services Authority or be admitted to trading on the Main Market of the London Stock Exchange.

Further information about the Company and the Rights Offering is provided in a Rights Issue Memorandum, a copy of which is attached hereto as Exhibit A.

The Share Rights will expire if not exercised by 5:00 p.m., Tel-Aviv time, on 7 August, 2013 ("Last Subscription Time").1 In order to subscribe, you must, prior to the Last Subscription Time, complete and sign the attached subscription card, in the form attached hereto as Exhibit B ("Subscription Card") and pay the Subscription Price in full to the Company. Payment shall be made by wire transfer to the account specified in the Subscription Card.

The number of New Shares to be allocated by the Company to you will be based on the subscription and oversubscription mechanism detailed in the Rights Issue Memorandum, including in respect of any New Shares that you wish to oversubscribe for. Only whole New Shares may be subscribed for in this Rights Offering. All entitlements are rounded down to the nearest whole New Share.

This offering is made for the securities of an Israeli company. The offering is subject to the disclosure requirements of Israel, which are different from those of the United States.  Financial statements, if any, and information included in the Rights Issue Memorandum, have been prepared in accordance with International Financial Reporting Standards ("IFRS") that may not be comparable to the financial statements of U.S. companies.

It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal or state securities laws, since the Company is located in Israel, and some or all of its officers and directors may be residents of Israel.  You may not be able to sue the Company, its officers or directors in Israel for violations of the U.S. securities laws. It may be difficult to compel the Company and its affiliates to subject themselves to a U.S. court’s judgment.

The New Shares will not be registered under the United States Securities Act of 1933, as amended (the “Securities Act”), or under the securities laws of any state.

Very truly yours, QUEENCO LEISURE INTERNATIONAL LTD.

1 However the Bank of New York Mellon may exercise the Share Rights on behalf of validly subscribing GDR holders who are Eligible Investors until August 12, 2013

Exhibit B

QUEENCO LEISURE INTERNATIONAL LTD.
SHARE RIGHTS OFFERING SUBSCRIPTION CARD

TO:           Queenco Leisure International Ltd.

RE:           Queenco Leisure International Ltd. – Rights Offering

Record Date:  5:00 pm (Tel-Aviv time) on 11 July, 2013

Rights entitlement: 8 New Shares per 10 Shares held on Record Date

Subscription Price per New Share subscribed for or sought:  EUR 0.012

Please submit the information requested by this card and the subscription price for all New Shares sought in full to the Company by wire transfer to the following account:

Bank Hapoalim B.M
Bank Code:                  # 12
Branch:                         # 600
Account:                      # 606108
Beneficiary:                Queenco Leisure International Ltd.
Swift Code:                  POALILIT
IBAN: IL94-0126-0000-0000-0606-108

Subscription Period:  9:00 a.m., Tel-Aviv time, 15 July, 2013 to 5:00 p.m., Tel-Aviv time, on 7 August, 2013.

Only whole New Shares may be subscribed in this offering. All entitlements are rounded down to the nearest whole New Share.

Once a Registered Shareholder has returned this card to the Company it cannot revoke or modify the exercise of its Rights Entitlement as indicated in the card.

FROM: _______________________________________________________________________________

SIGNATURE: _________________________________________________________________________

COMPANY:  __________________________________________________________________________

NO. OF SHARES HELD ON RECORD AS OF 5:00 PM (TEL AVIV TIME) ON July 11, 2013:

_______________

(A) NO. OF NEW SHARES PURCHASED PURSUANT TO RIGHTS ENTITLEMENT:

 ___________________

(B) NO. OF NEW SHARES SOUGHT PURSUANT TO OVERSUBSCRIPTION RIGHTS:

 _________________

TOTAL SUBSCRIPTION FUNDS PAID (A+B):
 € ______________________________________

DATE: _________________________________

NOTE:   By signing this Subscription Card, I/we hereby certify that I,

(i)	Am a resident of or registered in the State of Israel.
(ii)	held the number of Shares indicated above on the Record Date and
(iii)	would like to exercise Rights Entitlement to subscribe for New Shares as shown above.